Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2023 Results

–Fourth Quarter Adjusted EBITDA Growth of 38%, Normalized for Storage Tanks Divestiture, with All Three Segments Contributing to the Increase
–220 Basis Points of Fourth Quarter Adjusted EBITDA Margin Expansion
–Full Year Free Cash Flow of $94 Million, Up 37%

DALLAS, Texas - ARCOSA, Inc. - February 22, 2024:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2023.

On October 3, 2022, the Company completed the divestiture of its storage tanks business. Financial results for the storage tanks business were historically included in the Engineered Structures segment as part of continuing operations until the date of sale. The table below includes additional financial information to facilitate the comparison to prior year's results.

Fourth Quarter Highlights

	Three Months Ended December 31,
	2023	2022	% Change

	($ in millions, except per share amounts)
Revenues	$582.2	$500.3	16%
Revenues, excluding impact from divested business(1)	$582.2	$499.0	17%
Net income	$27.1	$154.6	N.M.
Adjusted Net Income(2)	$33.2	$11.4	191%
Diluted EPS	$0.56	$3.18	N.M.
Adjusted Diluted EPS(2)	$0.68	$0.24	183%
Adjusted EBITDA(2)	$84.3	$61.7	37%
Adjusted EBITDA Margin(2)	14.5%	12.3%	220 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$84.3	$61.3	38%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	14.5%	12.3%	220 bps
Net cash provided by operating activities	$62.2	$(8.3)	N.M.
Free Cash Flow(2)	$10.0	$(59.7)	N.M.

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Full Year Highlights

	Year Ended December 31,
	2023	2022	% Change

	($ in millions, except per share amounts)
Revenues	$2,307.9	$2,242.8	3%
Revenues, excluding impact from divested business(1)	$2,307.9	$2,053.9	12%
Net income	$159.2	$245.8	N.M.
Adjusted Net Income(2)	$158.1	$106.8	48%
Diluted EPS	$3.26	$5.05	N.M.
Adjusted Diluted EPS(2)	$3.23	$2.19	47%
Adjusted EBITDA(2)	$367.6	$325.1	13%
Adjusted EBITDA Margin(2)	15.9%	14.5%	140 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$367.6	$278.2	32%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	15.9%	13.5%	240 bps
Net cash provided by operating activities	$261.0	$174.3	50%
Free Cash Flow(2)	$94.1	$68.5	37%
N.M. - not meaningful for the period
bps - basis points
(1) Excludes the impact of the storage tanks business in the prior period.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

“2023 was a significant year for growth across our businesses as revenues and Adjusted EBITDA increased double-digits, normalizing for the storage tanks divestiture,” said Antonio Carrillo, President and Chief Executive Officer. “We generated $94 million of free cash flow even as we invested significantly to advance several key organic growth initiatives. Our results speak to the effective execution of our strategy and the talent and dedication of our outstanding team.
“Construction Products increased revenues by 8% in 2023, with Adjusted Segment EBITDA advancing 23%. Key growth drivers included infrastructure and heavy manufacturing projects, as well as improved second-half fundamentals in single-family residential within our footprint. Through our disciplined commercial strategy, we achieved strong unit profitability gains in natural and recycled aggregates on roughly flat full-year volumes amid continued cost pressures. Our specialty materials business ended the year on a positive note with higher Adjusted EBITDA and margin in the fourth quarter, positioning this business for expected growth in 2024. Overall segment margin expanded 70 basis points year-over-year, excluding the impact of the $22 million land sale completed in the first quarter.
“Within Engineered Structures, Adjusted Segment EBITDA increased 13% in 2023, normalizing for the sale of the storage tanks business. Our wind towers business performed better than expected generating a modest level of profitability on what was initially expected to be a breakeven year, in addition to recognizing the net tax credits associated with the Inflation Reduction Act. While market demand remains strong for utility structures, full year Adjusted EBITDA and margin declined driven by customer mix headwinds, a strengthening peso, and unplanned equipment maintenance. Sequentially, margin for utility structures increased in the fourth quarter, and we continue to focus on improving profitability in 2024.

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“Full year Adjusted Segment EBITDA in Transportation Products more than doubled and margin expanded 570 basis points highlighting the operating leverage inherent in these businesses on higher volumes. During the fourth quarter, we received orders for both hopper barges and tank barges representing a book-to-bill of 1.2, substantially filling our planned capacity for 2024. Order inquiries remain healthy, and we are focused on extending our backlog into 2025.
“Disciplined capital allocation was a priority in 2023 as we invested significantly in organic growth projects, including the expansion of our plaster plant in specialty materials, construction of a greenfield concrete pole plant in utility structures, and significant progress on our new wind tower facility in New Mexico, which is scheduled to begin production in mid-2024. Complementing our organic investment, we also deployed approximately $120 million, executing six bolt-on acquisitions in Construction Products at a blended average multiple of 8 times, including the purchase of a hard rock quarry in south Florida for $65 million in December.”
Carrillo concluded, “We ended 2023 in a strong financial position, with Net Debt to Adjusted EBITDA of 1.3x and available liquidity of more than $500 million. Our balance sheet flexibility supports the pursuit of strategic investments that strengthen our capabilities and supplement our long-term growth.”

2024 Outlook and Guidance

Arcosa announced the following total Company guidance for full year 2024:
•Consolidated revenues of $2.46 billion to $2.72 billion, compared to $2.31 billion in 2023.
•Consolidated Adjusted EBITDA of $380 million to $420 million, compared to $367.6 million in 2023, including $22 million from a land sale gain in the first quarter of 2023.
Commenting on the outlook, Carrillo noted, “Arcosa is poised for another strong year in 2024, reflecting multi-year tailwinds from infrastructure spending across our diversified portfolio of businesses. With a healthy commercial environment, we remain focused on driving strong operational execution and increasing our profitability.
“Over the past few years, we have significantly enhanced our resiliency while reducing the cyclicality and complexity of our business. As we enter 2024, we remain committed to building on this progress by continuing to advance our strategic objectives and investing to further position our portfolio for sustainable long-term growth.”

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Fourth Quarter 2023 Results and Commentary

Construction Products
•Revenues increased 7% to $238.3 million driven by higher pricing across our aggregates and specialty materials businesses. Volumes for natural aggregates increased slightly while recycled aggregate and specialty materials volumes were down compared to the prior year period. Our trench shoring business benefited from both organic volume growth and acquisition-related contribution.
•Adjusted Segment EBITDA increased 7% to $53.0 million, reflecting strong pricing gains and operational improvements in our specialty materials business.
•Adjusted Segment EBITDA Margin declined slightly to 22.2% compared to 22.4% in the prior year period. Freight-Adjusted Segment EBITDA Margin was 25.3% compared to 25.9% in the prior year period.
•The margin decline for the quarter was driven by a decrease in the gain on sales of depleted land. Excluding the impact of land sales, Freight-Adjusted Segment EBITDA Margin increased 90 basis points year-over-year.

Engineered Structures
•Prior year fourth quarter results included revenues and Adjusted EBITDA of $1.3 million and $0.4 million, respectively, for the storage tanks business which was sold on October 3, 2022.
•Revenues for utility, wind, and related structures increased 15.5% primarily due to higher volumes in our utility structures business. Revenues from our wind towers business were roughly flat.
•Excluding the impact of the storage tanks business, Adjusted Segment EBITDA increased 89% to $32.3 million, and margin increased 530 basis points to 13.7%.
•Adjusted Segment EBITDA increased primarily due to the recognition of $10.6 million in net benefit from Advanced Manufacturing Production (“AMP”) tax credits in our wind towers business and higher volumes in our utility structures business.
•For the full year, the net benefit from AMP tax credits was $25.3 million, exceeding our guidance range of $17 to $22 million, as we recognized additional tax credits for towers started in 2022 but delivered in 2023 based on additional guidance issued by the Internal Revenue Service in December 2023.
•Order activity for utility and related structures remains healthy and conversations with our customers for additional wind tower orders continue.
•At the end of the fourth quarter, the combined backlog for utility, wind, and related structures was $1,367.5 million compared to $671.3 million at the end of the fourth quarter of 2022. We expect to deliver approximately 43% of our current backlog in 2024.

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Transportation Products
•Revenues were $108.0 million, up 49% primarily due to an 89% increase in barge revenues driven by higher volumes and pricing.
•Adjusted Segment EBITDA increased $5.6 million, or 67%, to $13.9 million, representing a 12.9% margin compared to 11.4% in the prior period. The increase was driven by higher volumes in both businesses and enhanced operating leverage.
•During the quarter, we received orders for both hopper and tank barges totaling approximately $86 million, representing a book-to-bill of 1.2.
•Barge backlog at the end of the quarter was $253.7 million, up 13% year-over-year. We expect to deliver all of our current backlog in 2024.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses increased to $16.2 million in the fourth quarter compared to $15.0 million in the prior year primarily due to higher compensation-related costs.
•Acquisition and divestiture-related costs were $0.8 million in the fourth quarter compared to $5.4 million in the prior year.
•The effective tax rate for the fourth quarter was 25.8% compared to 22.7% in the prior year. The increase in the tax rate was primarily due to a return-to-provision true-up of our tax liability related to the sale of the storage tanks business.

Cash Flow and Liquidity
•Operating cash flow was $62.2 million during the fourth quarter, an increase of $70.5 million year-over-year.
•Working capital resulted in a $28.0 million use of cash for the quarter compared to the prior year's $31.1 million use of cash. The increase in working capital was largely due to higher volumes and AMP tax credits.
•Capital expenditures in the fourth quarter were $58.7 million, up $6.6 million from the prior year, as we completed construction of our concrete utility pole facility in Florida and made progress on other organic projects underway in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $10.0 million, up from $(59.7) million in the prior year.
•We invested $102.1 million in three bolt-on acquisitions during the quarter in Construction Products.
•During the quarter, we repurchased shares totaling $13.8 million, leaving $36.2 million remaining under our share repurchase authorization.
•We ended the quarter with total liquidity of $522.8 million, including $104.8 million of cash and cash equivalents, and Net Debt to Adjusted EBITDA was 1.3X for the trailing twelve months.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 23, 2024 to discuss fourth quarter and full year 2023 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 75986. An audio playback will be available through 11:59 p.m. Eastern Time on March 8, 2024, by dialing 800-839-8798 for domestic callers and 402-220-6078 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of pandemics on Arcosa’s business; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2023 to be filed on or around February 23, 2024 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues	$582.2	$500.3	$2,307.9	$2,242.8
Operating costs:
Cost of revenues	475.2	420.3	1,864.1	1,831.7
Selling, general, and administrative expenses	66.6	66.1	261.1	262.8
Gain on disposition of property, plant, equipment, and other assets	(2.4)	(5.2)	(28.2)	(11.7)
Gain on sale of storage tanks business	—	(189.0)	(6.4)	(189.0)
	539.4	292.2	2,090.6	1,893.8
Operating profit	42.8	208.1	217.3	349.0

Interest expense	7.2	7.5	28.1	31.0
Other, net (income) expense	(0.9)	0.7	(6.7)	1.8
	6.3	8.2	21.4	32.8
Income before income taxes	36.5	199.9	195.9	316.2
Provision for income taxes	9.4	45.3	36.7	70.4
Net income	$27.1	$154.6	$159.2	$245.8

Net income per common share:
Basic	$0.56	$3.20	$3.27	$5.08
Diluted	$0.56	$3.18	$3.26	$5.05
Weighted average number of shares outstanding:
Basic	48.6	48.2	48.5	48.2
Diluted	48.7	48.4	48.7	48.5

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2023	2022	2023	2022
Aggregates and specialty materials	$214.0	$200.5	$879.9	$821.4
Construction site support	24.3	21.4	121.4	102.1
Construction Products	238.3	221.9	1,001.3	923.5

Utility, wind, and related structures	236.3	204.6	873.5	813.1
Storage tanks(1)	—	1.3	—	188.9
Engineered Structures	236.3	205.9	873.5	1,002.0

Inland barges	72.3	38.2	280.2	189.9
Steel components	35.7	34.3	153.3	127.4
Transportation Products	108.0	72.5	433.5	317.3

Segment Totals before Eliminations	582.6	500.3	2,308.3	2,242.8
Eliminations	(0.4)	—	(0.4)	—
Consolidated Total	$582.2	$500.3	$2,307.9	$2,242.8

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2023	2022	2023	2022
Construction Products	$24.4	$24.1	$138.6	$96.5
Engineered Structures(1)	25.4	200.1	95.7	307.0
Transportation Products	10.0	4.3	45.8	11.5
Segment Total	59.8	228.5	280.1	415.0
Corporate	(17.0)	(20.4)	(62.8)	(66.0)
Consolidated Total	$42.8	$208.1	$217.3	$349.0

Backlog:	December 31, 2023	December 31, 2022
Engineered Structures:
Utility, wind, and related structures	$1,367.5	$671.3
Transportation Products:
Inland barges	$253.7	$225.1

(1) On October 3, 2022, the Company sold the storage tanks business. We have recognized a total pre-tax gain on the sale of $195.4 million, of which, $189.0 million was recognized in the fourth quarter of 2022 and $6.4 million was recognized in the first quarter of 2023. See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to operating profit, included above, for the three months and year ended December 31, 2022.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$104.8	$160.4
Receivables, net of allowance	357.1	334.2
Inventories	401.8	315.8
Other	48.3	46.4
Total current assets	912.0	856.8

Property, plant, and equipment, net	1,336.3	1,199.6
Goodwill	990.7	958.5
Intangibles, net	270.7	256.1
Deferred income taxes	6.8	9.6
Other assets	61.4	60.0
	$3,577.9	$3,340.6
Current liabilities:
Accounts payable	$272.5	$190.7
Accrued liabilities	117.4	121.8
Advance billings	34.5	40.5
Current portion of long-term debt	6.8	14.7
Total current liabilities	431.2	367.7

Debt	561.9	535.9
Deferred income taxes	179.6	175.6
Other liabilities	73.2	77.0
	1,245.9	1,156.2
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,682.8	1,684.1
Retained earnings	664.9	515.5
Accumulated other comprehensive loss	(16.2)	(15.7)
	2,332.0	2,184.4
	$3,577.9	$3,340.6

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2023	2022
Operating activities:
Net income	$159.2	$245.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	159.5	154.1
Stock-based compensation expense	23.9	19.1
Provision for deferred income taxes	31.8	44.8
Gain on disposition of property, plant, equipment, and other assets	(28.2)	(11.7)
Gain on sale of storage tanks business	(6.4)	(189.0)
(Increase) decrease in other assets	(6.4)	(3.8)
Increase (decrease) in other liabilities	(7.1)	(16.0)
Other	6.5	(3.7)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(47.8)	(65.9)
(Increase) decrease in inventories	(83.5)	(26.7)
(Increase) decrease in other current assets	(1.8)	(8.5)
Increase (decrease) in accounts payable	77.2	27.0
Increase (decrease) in advance billings	(1.4)	21.9
Increase (decrease) in accrued liabilities	(14.5)	(13.1)
Net cash provided by operating activities	261.0	174.3
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	36.6	32.2
Proceeds from sale of businesses	2.0	271.6
Capital expenditures	(203.5)	(138.0)
Acquisitions, net of cash acquired	(120.9)	(75.1)
Net cash provided (required) by investing activities	(285.8)	90.7
Financing activities:
Payments to retire debt	(143.8)	(220.2)
Proceeds from issuance of debt	160.0	80.0
Shares repurchased	(13.8)	(15.0)
Dividends paid to common stockholders	(9.8)	(9.8)
Purchase of shares to satisfy employee tax on vested stock	(11.4)	(12.5)
Holdback payment from acquisition	(10.0)	—
Debt issuance costs	(2.0)	—
Net cash required by financing activities	(30.8)	(177.5)
Net increase (decrease) in cash and cash equivalents	(55.6)	87.5
Cash and cash equivalents at beginning of period	160.4	72.9
Cash and cash equivalents at end of period	$104.8	$160.4

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions)
Net Income	$27.1	$154.6	$159.2	$245.8
Gain on sale of storage tanks business, net of tax	5.5	(147.3)	1.0	(147.3)
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.6	4.1	1.7	8.3
Benefit from reduction in holdback obligation, net of tax	—	—	(3.8)	—
Adjusted Net Income	$33.2	$11.4	$158.1	$106.8

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in dollars per share)
Diluted EPS	$0.56	$3.18	$3.26	$5.05
Gain on sale of storage tanks business	0.11	(3.03)	0.02	(3.03)
Impact of acquisition and divestiture-related expenses(1)	0.01	0.09	0.03	0.17
Benefit from reduction in holdback obligation	—	—	(0.08)	—
Adjusted Diluted EPS	$0.68	$0.24	$3.23	$2.19

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2024 Guidance
	2023	2022	2023	2022	Low	High
Revenues	$582.2	$500.3	$2,307.9	$2,242.8	$2,460.0	$2,720.0

Net income	27.1	154.6	159.2	245.8	144.8	170.2
Add:
Interest expense, net	6.8	6.5	23.4	29.9	28.0	30.0
Provision for income taxes	9.4	45.3	36.7	70.4	29.7	37.3
Depreciation, depletion, and amortization expense(1)	40.7	37.2	159.5	154.1	177.5	182.5
EBITDA	84.0	243.6	378.8	500.2	380.0	420.0
Add (less):
Gain on sale of storage tanks business	—	(189.0)	(6.4)	(189.0)	—	—
Impact of acquisition and divestiture-related expenses(2)	0.8	5.4	2.2	11.0	—	—
Benefit from reduction in holdback obligation	—	—	(5.0)	—	—	—
Other, net (income) expense	(0.5)	1.7	(2.0)	2.9	—	—
Adjusted EBITDA(3)	$84.3	$61.7	$367.6	$325.1	$380.0	$420.0
Adjusted EBITDA Margin	14.5%	12.3%	15.9%	14.5%	15.4%	15.4%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to Adjusted EBITDA, included above, for the three months and year ended December 31, 2022.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Construction Products
Revenues	$238.3	$221.9	$1,001.3	$923.5

Operating Profit	24.4	24.1	138.6	96.5
Add: Depreciation, depletion, and amortization expense(1)	28.6	25.5	111.7	102.7
Segment EBITDA	53.0	49.6	250.3	199.2
Less: Benefit from reduction in holdback obligation	—	—	(5.0)	—
Adjusted Segment EBITDA	$53.0	$49.6	$245.3	$199.2
Adjusted Segment EBITDA Margin	22.2%	22.4%	24.5%	21.6%

Engineered Structures
Revenues	$236.3	$205.9	$873.5	$1,002.0

Operating Profit	25.4	200.1	95.7	307.0
Add: Depreciation and amortization expense(1)	6.9	6.4	26.6	30.5
Segment EBITDA	32.3	206.5	122.3	337.5
Add: Impact of acquisition and divestiture-related expenses(2)	—	—	—	0.6
Less: Gain on sale of storage tanks business	—	(189.0)	(6.4)	(189.0)
Adjusted Segment EBITDA(3)	$32.3	$17.5	$115.9	$149.1
Adjusted Segment EBITDA Margin	13.7%	8.5%	13.3%	14.9%

Transportation Products
Revenues	$108.0	$72.5	$433.5	$317.3

Operating Profit	10.0	4.3	45.8	11.5
Add: Depreciation and amortization expense	3.9	4.0	16.0	15.8
Segment EBITDA	13.9	8.3	61.8	27.3
Adjusted Segment EBITDA	$13.9	$8.3	$61.8	$27.3
Adjusted Segment EBITDA Margin	12.9%	11.4%	14.3%	8.6%

Operating Loss - Corporate	$(17.0)	$(20.4)	$(62.8)	$(66.0)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.8	5.4	2.2	10.4
Add: Corporate depreciation expense	1.3	1.3	5.2	5.1
Adjusted EBITDA	$84.3	$61.7	$367.6	$325.1
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to Adjusted Segment EBITDA, included above, for the three months and year ended December 31, 2022.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Construction Products
Revenues	$238.3	$221.9	$1,001.3	$923.5
Less: Freight revenues	28.5	30.4	116.1	122.1
Freight-Adjusted Revenues	$209.8	$191.5	885.2	801.4

Adjusted Segment EBITDA(1)	$53.0	$49.6	$245.3	$199.2
Adjusted Segment EBITDA Margin(1)	22.2%	22.4%	24.5%	21.6%

Freight-Adjusted Segment EBITDA Margin	25.3%	25.9%	27.7%	24.9%

(1) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash Provided by Operating Activities	$62.2	$(8.3)	$261.0	$174.3
Capital expenditures	(58.7)	(52.1)	(203.5)	(138.0)
Proceeds from disposition of property, plant, equipment, and other assets	6.5	0.7	36.6	32.2
Free Cash Flow	$10.0	$(59.7)	$94.1	$68.5

Net income	$27.1	$154.6	$159.2	$245.8
Free Cash Flow Conversion	37%	(39)%	59%	28%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

December 31, 2023
Total debt excluding debt issuance costs	$573.1
Cash and cash equivalents	104.8
Net Debt	$468.3

Adjusted EBITDA (trailing twelve months)	$367.6
Net Debt to Adjusted EBITDA	1.3

972.942.6500	16	arcosa.com

Arcosa, Inc.
Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business
(in millions)
(unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2022	2022
Storage tanks business:
Operating Profit	$189.3	$230.1
Add: Depreciation and amortization expense	0.1	5.2
Storage tanks EBITDA	189.4	235.3
Add: Impact of acquisition and divestiture-related expenses	—	0.6
Less: Gain on sale of storage tanks business	(189.0)	(189.0)
Storage tanks Adjusted EBITDA	$0.4	$46.9

972.942.6500	17	arcosa.com